EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168

July 19, 2006

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES SECOND QUARTER EARNINGS

Lincoln Bancorp (NASDAQ: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the second quarter ended June 30, 2006 was $786,000 or $.16 basic earnings per share and $.15 diluted earnings per share. This compared to a net loss of $1,639,000 for the second quarter of 2005 or $.33 for both the basic and diluted loss per share.

As announced in a press release issued on July 7, 2005, the loss incurred for the second quarter of 2005 was the result of: 1) a $1.3 million additional provision to the allowance for loan losses for a deteriorated credit; 2) prepayment fees and adjustments of $1.6 million paid to the Federal Home Loan Bank of Indianapolis for the early extinguishment of certain high-cost advances totaling $33.9 million with funding of the prepayment derived from the sale of $37.5 million of low-yielding available-for-sale securities at a loss of approximately $497,000; and, 3) the recognition of contract costs relating to the retirement of the Company’s CEO and another senior officer totaling $248,000.

Net income for the six-month period ended June 30, 2006 was $1,565,000 or $.31 basic earnings per share and $.30 diluted earnings per share. The Company incurred a net loss for the comparable period in 2005 of $660,000, or $.13 for both the basic and diluted loss per share.

Assets totaled $880.8 million at June 30, 2006, an increase from December 31, 2005 of $36.3 million. The majority of increase in assets occurred in total loans (including loans held for sale) up $27.2 million and investment securities available for sale, up $9.9 million. Key loan growth was experienced in commercial and residential mortgages; both were up $14.4 million each.

Total deposits were $659.4 million at June 30, 2006, an increase of $58.8 million from the $600.6 million at December 31, 2005. Growth was experienced in all categories of deposits except interest bearing demand deposits. However, the growth in noninterest bearing demand deposits outpaced the decline in interest bearing demand deposits. The largest growth occurred in savings accounts, up $27.5 million; certificates of deposit, up $18.6 million; and, money market deposits, up $11.3 million. Many accounts have been migrating to the premium rate accounts that we introduced as a result of high competitive pricing in the market. Borrowings declined by $23.7 million from year end 2005 to $103.4 million at June 30, 2006, primarily as a result of the growth in deposits.

Net interest income for the second quarter of 2006 was $5,727,000 compared to $5,649,000 for the same period in 2005. Net interest margin was 2.81% for the three-month period ended June 30, 2006 compared to 2.92% for the same period in 2005. The average yield on earning assets increased 67 basis points in the second quarter 2006 compared to the same period in 2005 and the average cost of interest-bearing liabilities increased 90 basis points for the same period. This decreased the interest rate spread from 2.60% at June 30, 2005 to 2.37% at June 30, 2006, or 23 basis points. Spread and margin have declined due to the high cost of deposits in our markets.

Net interest income year-to-date through June 30, 2006 was $11,320,000 compared to $11,216,000. Net interest margin declined from 2.96% for the six months ended June 30, 2005 to 2.81% for the same period in 2006.

The Bank’s provision for loan losses for the second quarter of 2006 was $267,000 compared to $1,915,000 for the same period in 2005. The high provision during 2005 was primarily the result of the deteriorated credit discussed above. Nonperforming loans to total loans at June 30, 2006 decreased to .44% from .59% at December 31, 2005. Nonperforming assets to total assets were .40% at June 30, 2006 compared to .45% at December 31, 2005. The allowance for loan losses as a percent of loans was .96% at June 30, 2006 compared to .97% at December 31, 2005. During the second quarter of 2006, the Bank incurred $91,000 in net charged off loans. The provision for the six months ended June 30, 2006 was $502,000 compared to $1,929,000 for the same period in 2005. The large provision in the second quarter of 2005 was discussed above.

Other income for the three months ended June 30, 2006 was $1,305,000 compared to $1,073,000 for the same quarter of 2005. The increase of $232,000 compared to 2005 in other income was primarily the result of a loss during 2005 on the sale of available-for-sale securities as part of the balance sheet restructuring discussed above and other sales.

Other income for the six months ended June 30, 2006 was $2,503,000 compared to $2,299,000 for the same period during 2005, or an increase of $204,000. The most notable differences between the periods were attributable to changes in gains and losses realized from the sales of available-for-sale securities and net gains on sales of loans. For the six months ended June 30, 2006, the Company realized net gains on sales of available-for-sale securities of $4,000 as compared to losses of $292,000 realized in 2005. This increase of $296,000 related to investment sales was in part offset by a $255,000 decrease in net gains on sales of loans from $377,000 for the six months ended June 30, 2005 to $122,000 for the comparable period in 2006. Increases in service charges on deposit accounts and point of sale income also contributed to the overall increase in other income.

Other expenses were $5,709,000 for the three months ended June 30, 2006 compared to $7,682,000 for the same three months of 2005. The primary reason for the decrease in expenses was that costs during 2005 relative to the balance sheet restructuring and the contract cost recognition discussed earlier added $1,870,000 to other expenses for the quarter. Excluding the one time costs during 2005, there was virtually no increase in total expenses during 2006. Other expenses for the six months ended June 30, 2006 were $11,290,000 compared to $13,187,000. Again, total other expenses did not increase during 2006 as compared to 2005 after excluding the 2005 acquisition and restructuring costs mentioned previously.

The book value of Lincoln Bancorp common stock was $18.36 per share at June 30, 2006 compared to $18.55 at December 31, 2005.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)
	June 30	December 31
	2006	2005
Balance Sheet Data:
Total assets	$880,796	$844,454
Loans, net (including loans held for sale)	622,200	594,974
Cash and cash equivalents	14,573	16,736
Investment securities available for sale	161,490	151,565
Deposits	659,372	600,572
Securities sold under repurchase agreements	11,820	10,064
Borrowings	103,365	127,072
Stockholders' equity	98,810	99,940

Book value per common share	$18.36	$18.55
Shares outstanding	5,382,828	5,386,153
Equity to assets	11.22%	11.83%
Non-performing assets to total assets	0.40%	0.45%
Non-performing loans to total loans	0.44%	0.59%
Allowance for loan losses to total loans	0.96%	0.97%

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Operating Data:
Interest and Dividend Income:
Loans	$10,367	$9,343	$20,103	$18,084
Investment securities	2,135	1,216	4,059	2,410
Deposits with financial institutions and federal funds sold	136	168	344	232
Dividend income	140	112	276	222
Total interest and dividend income	12,778	10,839	24,782	20,948
Interest Expense:
Deposits	5,680	3,169	10,714	5,685
Borrowings	1,371	2,021	2,748	4,047
Total interest expense	7,051	5,190	13,462	9,732
Net Interest Income	5,727	5,649	11,320	11,216
Provision for loan losses	267	1,915	502	1,929
Net Interest Income After Provision for Loan Losses	5,460	3,734	10,818	9,287
Other Income:
Service charges on deposit accounts	554	525	1,042	982
Net gains on sales of loans	67	162	122	377
Net realized gains (losses) on sale of available for sale securities	-	(292)	4	(292)
Point of sale income	183	150	350	269
Loan servicing fees	86	103	176	209
Increase in cash value of life insurance	165	122	327	348
Other income	250	303	482	406
Total other income	1,305	1,073	2,503	2,299
Other Expenses:
Salaries and employee benefits	2,834	2,899	5,646	5,534
Net occupancy expenses	491	497	1,026	935
Equipment expenses	384	373	756	782
Data processing expense	566	610	1,198	1,232
Professional fees	210	272	436	396
Advertising and business development	187	217	339	388
Core deposit intangible amortization	162	192	324	385
Prepayment fees on Federal Home Loan Bank advances	-	1,622	-	1,622
Other expenses	875	1,000	1,565	1,913
Total other expenses	5,709	7,682	11,290	13,187
Income Before Income Taxes	1,056	(2,875)	2,031	(1,601)
Income tax expense (benefit)	270	(1,236)	466	(941)
Net Income (Loss)	$786	$(1,639)	$1,565	$(660)

Basic Earnings (Loss) Per Share	$0.16	$(0.33)	$0.31	$(0.13)
Diluted Earnings (Loss) Per Share	$0.15	$(0.33)	$0.30	$(0.13)

Other Data:
Interest rate spread	2.37%	2.60%	2.39%	2.66%
Net interest margin	2.81%	2.92%	2.81%	2.96%
Return on average assets	0.36%	-0.78%	0.36%	-0.16%
Return on average equity	3.15%	-6.37%	3.12%	-1.28%